Exhibit 99.1
Immediate Release

Triad Guaranty and Essent Guaranty Announce Completion of Sale of Operating Platform

Winston-Salem, NC – December 1, 2009 – Triad Guaranty Inc. (NASDAQ: TGIC) (“Triad Guaranty”) and its wholly-owned subsidiary, Triad Guaranty Insurance Corporation (collectively, “Triad”), together with Essent Guaranty, Inc. (“Essent”), today announced the completion of the sale of Triad’s information technology and operating platform (the “asset sale”) to Essent.  The asset sale was announced on October 7, 2009.

Essent, a new mortgage insurer founded to provide private capital to America’s housing finance system, has acquired all of Triad’s proprietary mortgage insurance software and substantially all of the supporting hardware, as well as certain other assets, in exchange for up to $30 million in cash and the assumption by Essent of certain contractual obligations  related to software use. Triad has received the initial $10 million installment of the purchase price under the terms of the asset sale.

Essent is establishing its operations and technology center in Winston-Salem, North Carolina, and approximately 40 of Triad’s information technology and operations employees joined Essent upon the completion of the asset sale.  Essent’s corporate headquarters remains in Radnor, Pennsylvania.

Effective with the completion of the asset sale, Essent has begun to provide ongoing information systems maintenance and services, customer service and policy administration support to Triad under the terms of a services agreement designed to assist Triad in managing the voluntary run-off of its existing in-force book of business.  Triad retains the obligation for all risks insured under its existing insurance contracts and will continue to directly manage loss mitigation and claim activity on its insured business.  Triad retains personnel in loss management, quality assurance and corporate areas to perform these functions.

“Essent is delighted to have closed our operating platform transaction with Triad Guaranty in a timely manner. This enables Essent to move expeditiously to obtain final approvals and prepare to begin writing mortgage insurance early in 2010,” said Mark Casale, President and CEO of Essent. “The Triad team has been very supportive throughout the closing process, and our operational readiness preparations are well underway.  We welcome to the Essent team the experienced mortgage insurance professionals from Triad, who will form the nucleus of our operations and technology center in Winston-Salem.”

“Triad Guaranty is pleased to have been able to move from the definitive agreement to closing with Essent quickly and cooperatively,” said Ken Jones, Triad’s President and CEO. “We believe that this is a favorable result for Triad’s stakeholders going forward. We also appreciate the hard work of the employees on both the Essent and Triad teams during this process.”

Casale also noted that Essent continues to make excellent progress in the National Association of Insurance Commissioners’ expedited licensing pilot program, having received approvals from 35 states to date. “In our discussions with many states, we have heard about the need for new mortgage insurance capacity to support qualified borrowers who cannot afford large down payments,” Casale added. “We are gratified that so many states have approved Essent expeditiously, and we hope to bring borrowers and lenders active in these states much needed new capacity for affordable, low down payment loans.”

###

About Triad
Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business. For more information, please visit the Company’s website at www.triadguaranty.com.

This release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments and also include, but are not limited to, statements relating to subsequent payments related to the asset sale, future benefits and services, and future economic and industry conditions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.  These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond Triad’s control and they have been made based upon Triad’s current expectations and beliefs concerning future developments and their potential effect on Triad.

Actual developments and their results could differ materially from those expected by Triad depending on the outcome of a number of factors, including but not limited to: potential uncertainties regarding market acceptance of the asset sale; competitive responses to the asset sale; impact of current and future economic conditions on the asset sale; the possibility that the Illinois Department of Insurance may take various actions regarding Triad if it does not operate its business in accordance with its revised financial and operating plan and the corrective orders, including seeking receivership proceedings; Triad’s ability to operate its business in run-off and maintain a solvent run-off; Triad’s ability to continue as a going concern; the possibility of general economic and business conditions that are different than anticipated; legislative, regulatory and other similar developments; changes in interest rates, employment rates, the housing market, the mortgage industry and the stock market; Triad’s ability to maintain the listing of its common stock on The NASDAQ Stock Market; Triad’s ability to identify and utilize another trading platform for its common stock if its common stock is delisted from The NASDAQ Stock Market; and various factors described under "Risk Factors" and in the “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in Triad’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other reports and statements filed with the Securities and Exchange Commission.  Forward-looking statements are based upon Triad’s current expectations and beliefs concerning future events and Triad undertakes no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, other than as is required under the federal securities laws.

About Essent
Essent Guaranty, Inc. is a member of the Essent Group Ltd. family of companies, which, through its subsidiaries, is preparing to offer private mortgage insurance and reinsurance coverage with respect to United States risks.  The company has secured $500 million in equity funding from a group of experienced financial services investors, including Pine Brook Road Partners, Goldman Sachs, J.P. Morgan, PartnerRe, and RenaissanceRe Ventures Ltd.

Essent’s mission is to support homeownership for borrowers who can afford a home, but not a large down payment, by insuring mortgage lenders and investors from credit losses. The company will achieve this mission by providing private capital to take mortgage credit risk, and working as a risk management partner with lenders and other mortgage investors.  The company’s headquarters are in Radnor, Pennsylvania. Additional information may be found at www.essent.us.

CONTACT:
For Triad:
Ken Jones
Triad Guaranty - President and CEO
1-336-723-1282 ext 1105
KJones@tgic.com
Website: http://www.triadguaranty.com

For Essent:
Janice Walker
JD Walker Communications, LLC
610.230.0556
media@essent.us